ARTICLES OF AMENDMENT
                                      OF
                       INNOVATIVE COATINGS CORPORATION
     The Articles of Incorporation of INNOVATIVE COATINGS CORPORATION, originally filed with the Secretary of State, State of Georgia, on July 1, 1998, are hereby amended as follows:
                                     I.
     The Amendment adopted by the Corporation is as follows:
     Article V of the Articles of Incorporation is hereby amended as follows:
     The par value of the shares designated as Common stock shall be no par value per share.
                                    II.
     The aforesaid Amendment was adopted by the Board of Directors, without necessitating approval by the shareholders of the Corporation, in accordance with Section 14-2-1002 of the Georgia Business Corporation Code, on July 30, 1998.
                                   III.
     The remainder of the Articles of Incorporation shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, INNOVATIVE COATINGS CORPORATION has caused these Articles of Amendment to be executed and its corporate seal to be affixed and has caused the foregoing to be attested effective on the 31st day of August, 1998.
                                   INNOVATIVE COATINGS CORPORATION
                                   By: /s/ Jerry S. Phillips
                                   Name: Jerry S. Phillips
                                   Title: President
Attest
/s/ John C. Thomas, Jr.
JOHN C. THOMAS, JR.
Assistant Secretary
(CORPORATE SEAL)